Exhibit 10.7

2006 Stock Options/SAR Plan

for Non-Employee Directors

Option to Purchase:                                                    shares

Granted to:

This stock option has been granted on on behalf of
Comfort Systems USA, Inc. at the option price of $ .

William F. Murdy
Chief Executive Officer and President

This is not a stock certificate or a negotiable instrument.  Non-Transferable.

Location:

Comfort Systems USA, Inc. 2006 Stock Options/SAR

Plan for Non-Employee Directors

Non-Qualified Stock Option Notice

[Name]	Grant Date: [Grant Date]
[Address]	Options Granted: [Total Number of Options]
[City, State Zip]	Option Price: [Option Price]
Last Date to Exercise: [ ]

We are pleased to inform you that you have been granted an option to purchase Comfort Systems USA, Inc. (the “Company”) common stock.  Your grant has been made under the Company’s 2006 Equity  Incentive Plan (the “Plan”), which together with the terms contained in this Notice, sets forth the terms and conditions of your grant and is incorporated herein by reference.  If this is your first grant, a copy of the 2006 Equity  Incentive Plan and of the Prospectus is enclosed.  Please review these documents carefully.

Vesting:

Subject to the terms of the Plan, the option vests according to the following schedule:

Vesting Date	Shares Vesting

Exercise:

You may exercise this Option, in whole or in part, to purchase a whole number of vested shares at any time, by following the exercise procedures set up by the Company.  All exercises must take place before the Last Date to Exercise, or such earlier date as is set out in the Plan following your death, disability or your ceasing to be an employee.  The number of shares you may purchase as of any date cannot exceed the total number of shares vested by that date, less any shares you have previously acquired by exercising this Option.

Employment Requirements:

The Plan sets out the terms and conditions that govern this grant in the event of your termination of employment, death or disability. In the event of your separation from the Company for any reason and under any circumstances, all further vesting of shares under this grant stops, and all unvested shares are canceled.  As set out in the Plan, you will have 3 months after your employment ceases or is suspended to exercise your vested options, and in the event of your death or total disability you or your estate will have a period of 1 year to exercise any vested options.

Taxes and Withholding:

This option is not intended to be an Incentive Stock Option, as defined under Section 422(b) of the Internal Revenue Code.  Any exercise of this option is normally a taxable event, and if the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or to withhold such amounts from other payments due to you from the Company.